SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C
(RULE 14C-101)
INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
Check the appropriate box:
☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

BIOLARGO, INC.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which investment applies:

(2)	Aggregate number of securities to which investment applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Nature’s Best Solution

BioLargo, Inc.
16333 Phoebe Avenue
La Mirada, California 90638
(949) 643-9540

NOTICE OF ACTION BY WRITTEN CONSENT IN LIEU OF ANNUAL MEETING

 To the Stockholders of BioLargo, Inc.:

This Notice and accompanying Information Statement are being furnished to the stockholders of BioLargo, Inc., a Delaware corporation (the “Company”), to provide notice of the action taken by the holders of a majority of the issued and outstanding voting securities of the Company by written consent dated April 29, 2011, approving the following matters:

1.  The election of the following as directors of the Company for a one year term: Dennis P. Calvert, Joseph L. Provenzano, Gary A. Cox, Dennis E. Marshall, and Kenneth R. Code.

2.  The ratification of the selection by the Audit Committee of the Company’s Board of Directors of Haskell & White LLP as the Company’s independent registered public accounting firm for fiscal years 2010 and 2011; and

3.  An amendment to the Company’s 2007 Equity Incentive Plan to increase the maximum aggregate number of shares of the Company’s Common stock reserved for issuance under that plan from 6.0 million shares to 12.0 million shares.

The Board of Directors of the Company believes it would not be in the best interest of the Company and its stockholders to incur the costs of holding an annual meeting or of soliciting proxies or consents from additional stockholders in connection with these actions.  Based on the foregoing, the Board of Directors has determined not to call an Annual Meeting of Stockholders, and none will be held this year.

Stockholders of record of the Company’s Common stock at the close of business on April 29, 2011 will receive this Notice and accompanying Information Statement, which are expected to be mailed or made available on or about May 2, 2011.

A copy of the Annual Report of the Company for the fiscal year ended December 31, 2010 accompanies this Notice.

We Are Not Asking You For A Proxy And You Are Requested Not To Send Us A Proxy

BY ORDER OF THE BOARD OF DIRECTORS Dennis P. Calvert President and Chief Executive Officer
May 2, 2011

TABLE OF CONTENTS
TO
INFORMATION STATEMENT
OF
BIOLARGO, INC.

Index of Exhibits
Exhibit A: Amendment No. 1 to the BioLargo 2007 Equity Incentive Plan
Exhibit B: Letter from Jeffrey A. Gilbert dated March 23, 2011

i

INFORMATION STATEMENT
Pursuant to Section 14 of the Securities Exchange Act of 1934, as amended and Regulation 14C and Schedule 14C thereunder

NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS IS REQUIRED
IN CONNECTION WITH THIS INFORMATION STATEMENT

BioLargo, Inc., a Delaware corporation (the “Company”, “we”, “us” or “our”), is distributing this Information Statement (the “Information Statement”) to its stockholders in full satisfaction of any notice requirements the Company may have under Securities and Exchange Act of 1934, as amended, and applicable Delaware law.  No additional action will be undertaken by the Company with respect to the receipt of written consents, and no dissenters’ rights with respect to the receipt of the written consents, and no dissenters’ rights under the Delaware General Corporation Law, are afforded to the Company’s stockholders as a result of the adoption of the resolutions contemplated herein.  Only stockholders of record at the close of business on April 29, 2011 shall be provided a copy of this Information Statement.

The Information Statement is being mailed or made available on our corporate website, www.biolargo.com, on or about May 2, 2011 to the holders of record of the Common stock of the Company at the close of business on April 29, 2011 (the “Record Date”). In accordance with the rules approved by the Securities and Exchange Commission (the “SEC”), on or about May 2, 2011 the Company will mail to its stockholders of record as of the Record Date a Notice of Internet Availability of the Information Statement (“Notice”), and the Company will provide access to this Information Statement over the Internet.  If you received Notice by mail, you will not receive a printed copy of this Information Statement by mail unless you request printed materials. If you wish to receive printed materials, you should follow the instructions for requesting such materials contained in the Notice.

The vote required to approve each of the matters discussed herein is the affirmative vote of the holders of a majority of the Company’s Common stock as of the Record Date.  Each holder of Common stock on the Record Date is entitled to one vote for each share of Common stock held.  As of the Record Date the Company had outstanding 54,921,633 shares of Common stock.

Stockholders of the Company who collectively own or have voting authority for an aggregate 27,803,666 shares of the Company’s outstanding Common stock (the “Consenting Stockholders”) have executed a written consent in favor of (a) the election of each of management’s nominees for directors; (b) ratification of the appointment of Haskell & White LLP as the Company’s independent registered public accounting firm for fiscal years 2010 and 2011; and (c) an amendment to the Company’s 2007 Equity Incentive Plan to increase the maximum number of shares of the Company’s Common stock that may be awarded under that plan from 6.0 million shares to 12.0 million shares. These Consenting Stockholders represent approximately 51% of the total outstanding Common stock of the Company as of the Record Date, which is sufficient to take the proposed actions.  Even though most of the Consenting Stockholders are nominees for directorship, they have the authority under Delaware law to vote in favor of themselves and to elect the nominees to the Company’s Board of Directors (the “Board”).  The Company does not intend to solicit any proxies or consents from any other stockholders in connection with these actions.

 Section 141(f) of the Delaware General Corporation Law (the “DGCL”) provides that any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice if a consent in writing setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action.  In order to eliminate the costs and management time involved in obtaining proxies and in order to effect the above actions as early as possible in order to accomplish the purposes hereafter described, the Board voted to utilize, and has obtained, the written consent of the Consenting Stockholders who own shares representing a majority of our Common stock.  The resolutions adopted in that written consent will not become effective before the date which is twenty days after this Information Statement is first made available to stockholders. You are urged to read this Information Statement (including all exhibits) in its entirety for a description of the action taken by the Consenting Stockholders.

Pursuant to Section 228(c) of the DGCL, we are required to provide prompt notice of the taking of the corporate action without a meeting to the stockholders of record who have not consented in writing to such action.  This Information Statement is intended to provide such notice.  No dissenters’ or appraisal rights under the DGCL are afforded to the Company’s stockholders as a result of the approval of the resolutions.

Under the DGCL, the Company’s Certificate of Incorporation, the Company’s Bylaws, the Marketplace Rules, and the Company’s 2007 Equity Incentive Plan, the amendment to the Company’s 2007 Equity Incentive Plan must be approved by a majority of the Board and by stockholders representing a majority of the outstanding Common stock of the Company.

This Information Statement is being distributed pursuant to the requirements of Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our Common stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith.

Our Annual Report for the year ended December 31, 2010, on Form 10-K (the “10-K”) is being mailed or made available on the Internet to stockholders concurrently with this Information Statement. The 10-K is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made.

Our executive offices are located at 16333 Phoebe Avenue, La Mirada, California 90638 and our telephone number is (949) 643-9540.

Information on Consenting Stockholders

The Consenting Stockholders’ names, affiliations with the Company, and their beneficial holdings are as follows:

Name	Affiliation	Shares Beneficially Held	Percentage of Outstanding Common Stock
Dennis P. Calvert	Director and Officer	3,124,235	5.7%
Kenneth R. Code	Director and Officer	22,484,649	40.9%
Gary A. Cox	Director	448,195	0.8%
Dennis E. Marshall	Director	260,032	0.5%
Joseph L. Provenzano	Director and Officer	600,777	1.1%
Tom Talbot	Stockholder of less than 2%	885,778	1.6%
Totals:		27,803,666	50.6%

There are no cumulative voting rights. No consideration was paid for the consent. The Consenting Stockholders have voted all shares of Company Common stock beneficially owned by them FOR each of the matters listed below. Approval of the matters below was recommended by the Board pursuant to a unanimous written consent.

MATTER I
ELECTION OF DIRECTORS

The nominees listed below have been selected by the Board.  All of the nominees are currently members of the Board. If elected, each nominee will serve until the annual meeting of stockholders to be held in 2012 (or action by written consent of stockholders in lieu thereof) or until his successor has been duly elected and qualified.

Composition of Board of Directors

 Our bylaws provide that the Board shall consist of not less than two and not more than seven directors. The Board currently consists of five members. The Board has fixed the size of the Board to be elected in 2011 at five members. There are no family relationships among any of our current directors, the nominees for directors and our executive officers.

In the event that a nominee is unable or declines to serve as a director at the effective time of the consent executed by the Consenting Stockholders, the present Board will fill any such vacancy.  In the event that additional persons are nominated for election as directors, the Consenting Stockholders intend to vote all of their shares for the nominees listed below and against any such additional nominees. As of the date of this Information Statement, the Board is not aware of any nominee who is unable or will decline to serve as a director.

The Board does not have a Nominating/Corporate Governance Committee primarily because capital constraints, the Company’s early operational state and the size of the current Board make constituting and administering such a committee excessively burdensome and costly. With respect to the nominees for election in 2011, every director of the Company participated in the decisions relating to the nomination of directors.

Nominees for Election as Directors

The following is certain information as of April 29, 2011 regarding the nominees for election as directors.

Name	Position with Company	Age	Director Since
Dennis P. Calvert	President, Chief Executive Officer, Chairman, and Director	48	June 2002
Joseph L. Provenzano	Vice President of Operations, Corporate Secretary and Director	42	June 2002
Gary A. Cox(1)(2)	Director	49	May 2003
Dennis E. Marshall(1)(2)(3)	Director	68	April 2006
Kenneth R. Code	Chief Technology Officer, Director	64	April 2007

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Chairman of Audit and Compensation committees

Biographical Information Regarding Directors and Nominees

Dennis P. Calvert is our President, Chief Executive Officer and Chairman of the Board.  Mr. Calvert was appointed a director in June 2002, and has served as President and Chief Executive Officer since June 2002, Corporate Secretary from September 2002 until March 2003, and Chief Financial Officer from March 2003 through January 2008. Mr. Calvert holds a B.A. in Economics from Wake Forest University, where he was a varsity basketball player on full scholarship. Mr. Calvert also studied at Columbia University and Harding University. He was an honor student in high school with numerous leadership awards. He is also an Eagle Scout. Mr. Calvert has an extensive entrepreneurial background as an operator, investor and consultant. From June 2002 to September 2002 he served as president of Med Wireless, Inc. In 1998 he was a founder, president and board member of Utelecom Communications, Inc. where he led the acquisition of four companies and secured a line of credit for $7.5 million. He was an investor and served as a manager of Beep for Free.com, LLC beginning in the year 2000, a consumer products and technology related company. Mr. Calvert resigned as the manager of Beep For Free.com, LLC in June 2002 and the company ceased operations in December 2002. Mr. Calvert was a founder and chairman of ZZYZX Technologies, Inc., a company that designed and produced high tech equipment. ZZYZX was sold in 2001. From 1990 to 1996 Calvert served as head of mergers and acquisitions for Medical Asset Management, Inc., a company that acquired and managed medical-related businesses. During his tenure he participated in more than 50 acquisitions and served in numerous positions with the company. Prior, he was a founder and officer of a medical recruiting and consulting firm named Merritt Hawkins and Associates from 1987 to 1990. Earlier, he was a top producing sales associate for a leading physician recruitment firm, Jackson and Coker, Inc. and served as a sales associate for Diamond Shamrock Chemicals Company from 1985 to 1986.

Joseph L. Provenzano has been a director since June 2002, assumed the role of Corporate Secretary in March 2003, was appointed Executive Vice President of Operations in January 2008, was elected President of the Company’s wholly owned subsidiary, Odor-No-More, Inc., upon the commencement of its operations in January 2010. Mr. Provenzano began his corporate career in April 1988 as a Personnel Manager and Recruiter for First American Travel, a marketing company in Southern California. From June 1991 to September 1995 he worked as a technician within the Commercial and Residential security industry. From September 1995 to September 1996 he was employed by two major Southern California moving and storage companies as head of marketing. From September 1996 to April 2001 he owned a marketing company called Pre-Move Marketing Services (PMSA), offering advertising and direct marketing products for the moving and storage industry. From April 2001 to March 2003 he worked with an investment holding company to manage their mergers and acquisitions department, participating in more than 50 corporate mergers and acquisitions.

Gary A. Cox has been a director since May 2003. Mr. Cox has more than 19 years in the healthcare field as consultant to hospitals and medical groups. Since March 2008, Mr. Cox has worked as a medical consultant for The Fortus Group, an executive search firm specializing in the dialysis industry. From January 2007 to March 2008, Mr. Cox worked as a corporate recruiter and recruitment manager for United PamAm Financial Corporation, a specialty finance company focused on the automobile industry. From December 2005 to January 2007, Mr. Cox was an executive search consultant with Management Recruiters International, an executive search firm specializing in the biotechnology industry. In addition, since 1995, he has also been providing search and consulting services to hospitals and clinics throughout the United States. Previously, Mr. Cox served for more than 10 years with firms in the United Kingdom in various executive recruiting, sales and marketing positions. He holds a technical degree in engineering from Leicester University in England. He was also a competitive athlete and played for a number of professional soccer (football) clubs in England in his early career.

Dennis E. Marshall has been a director since April 2006. Mr. Marshall has over 35 years of experience in real estate, asset management, management level finance, and operations-oriented management. Since 1981, Mr. Marshall has been a real estate investment broker in Orange County, California, representing buyers and sellers in investment acquisitions and dispositions. From March 1977 to January 1981, Mr. Marshall was a real estate syndicator at McCombs Corporation as well as the assistant to the Chairman of the Board. While at McCombs Corporation, Mr. Marshall became the Vice President of Finance, where he financially monitored numerous public real estate syndications. From June 1973 to September 1976, Mr. Marshall served as an equity controller for the Don Koll Company, an investment builder and general contractor firm, at which Mr. Marshall worked closely with institutional equity partners and lenders. Before he began is career in real estate, Mr. Marshall worked at Arthur Young & Co. (now Ernst & Young) from June 1969 to June 1973, where he served as Supervising Senior Auditor and was responsible for numerous independent audits of publicly held corporations. During this period, he obtained Certified Public Accountant certification. Mr. Marshall earned a degree in Accounting from the University of Texas, Austin in 1966 and earned a Master of Science Business Administration from the University of California, Los Angeles in 1969. Mr. Marshall serves as Chairman of the Audit and Compensation Committees.

Kenneth R. Code is the founder of IOWC Technologies, Inc. (“IOWC”). Mr. Code has been a director since April 2007 and also serves as our Chief Technology Officer. Mr. Code is our single largest stockholder. From December 2000 to present, Mr. Code has been the President of IOWC, a company which is engaged in the research and development of advanced disinfection technology, and from which the Company acquired the BioLargo technology in April 2007. From December 2000 through October 2003, Mr. Code also served as a director and Vice Chairman of BioLargo Technologies Inc., where he was engaged in pre-commercial efforts to seat inorganic disinfection technologies into the non-woven air-laid industry. Mr. Code has authored several publications concerning, and has filed several patent applications applying, disinfection technology. Mr. Code graduated from the University of Calgary, Alberta, Canada.

Other Executive Officer of the Company

The following is certain information as of April 29, 2011 regarding the executive officer of the Company not discussed above.

Name	Position with Company	Age	Officer Since
Charles K. Dargan, II	Chief Financial Officer	56	2008

Charles K. Dargan, II serves as the Chief Financial Officer of the Company, a position he has held since February 2008. Since January 2003, Mr. Dargan has served as founder and principal of CFO 911, a provider of operational and managerial expertise, specifically in accounting and finance, to middle market companies. From March 2000 to January 2003, Mr. Dargan was the Chief Financial Officer of Semotus Solutions, Inc., an American Stock Exchange-listed wireless mobility software company. Mr. Dargan also serves as a director of 411 Web Directory, Inc. and Anchor Audio, Inc. Mr. Dargan received his B.A. degree in Government from Dartmouth College, his M.B.A. degree and M.S.B.A. degree in Finance from the University of Southern California.

CORPORATE GOVERNANCE

Our corporate website, www.biolargo.com, contains the charters for our Audit and Compensation Committees and certain other corporate governance documents and policies, including our Code of Ethics.  Any changes to these documents and any waivers granted with respect to our code of ethics will be posted at www.biolargo.com. In addition, we will provide a copy of any of these documents without charge to any stockholder upon written request made to Corporate Secretary, BioLargo, Inc., 16333 Phoebe Avenue, La Mirada, California 90638.  The information at www.biolargo.com is not, and shall not be deemed to be, a part of this information statement or incorporated by reference into this or any other filing we make with the SEC.

Director Independence

The Board has determined that each of Messrs. Cox and Marshall is independent as defined under applicable Nasdaq Stock Market, LLC (“Nasdaq”) listing standards. The Board has determined that none of Messrs. Calvert, Code or Provenzano is independent as defined under applicable Nasdaq listing standards.  None of Messrs. Calvert, Code or Provenzano serves on any committees of the Board.

Meetings of the Board

The Board held six meetings and acted by written consent four times during 2010. Each of the incumbent directors attended all of the meetings of the Board and committees on which the director served in 2010.  Each of our directors is encouraged to attend our Annual Meeting of Stockholders, when these are held, and to be available to answer any questions posed by stockholders to such director.

Communications with the Board

The following procedures have been established by the Board in order to facilitate communications between our stockholders and the Board:

•
Stockholders may send correspondence, which should indicate that the sender is a Stockholder, to the Board or to any individual director, by mail to Corporate Secretary, BioLargo, Inc., 16333 Phoebe Avenue, La Mirada, California 90638.

•
Our Corporate Secretary will be responsible for the first review and logging of this correspondence and will forward the communication to the director or directors to whom it is addressed unless it is a type of correspondence which the Board has identified as correspondence which may be retained in our files and not sent to directors. The Board has authorized the Corporate Secretary to retain and not send to directors communications that: (a) are advertising or promotional in nature (offering goods or services), (b) solely relate to complaints by clients with respect to ordinary course of business customer service and satisfaction issues or (c) clearly are unrelated to our business, industry, management or Board or committee matters. These types of communications will be logged and filed but not circulated to directors. Except as set forth in the preceding sentence, the Corporate Secretary will not screen communications sent to directors.

•
The log of stockholder correspondence will be available to members of the Board for inspection. At least once each year, the Corporate Secretary will provide to the Board a summary of the communications received from stockholders, including the communications not sent to directors in accordance with the procedures set forth above.

Our stockholders may also communicate directly with the non-management directors as a group, by mail addressed to Dennis E. Marshall, c/o Corporate Secretary, BioLargo, Inc., 16333 Phoebe Avenue, La Mirada, California 90638.

Our Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding questionable accounting, internal controls, and financial improprieties or auditing matters. Any of our employees may confidentially communicate concerns about any of these matters by mail addressed to Audit Committee, c/o Corporate Secretary, BioLargo, Inc., 16333 Phoebe Avenue, La Mirada, California 90638.

 All of the reporting mechanisms are also posted on our corporate website, www.biolargo.com. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal controls or auditing matters and, if it does, it will be handled in accordance with the procedures established by the Audit Committee.

Committees of the Board of Directors

The Board has established an Audit Committee and a Compensation Committee.

The Audit Committee meets with management and our independent public accountants to review the adequacy of internal controls and other financial reporting matters. Dennis E. Marshall served as Chairman of the Audit Committee during 2010 and continues to serve in that capacity. Gary A. Cox also serves on the Audit Committee. The Board has determined that Mr. Marshall qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended.  The Audit Committee met five times during 2010.

 The Compensation Committee reviews the compensation for all of our officers and directors and affiliates. The Committee also administers our equity incentive option plan. Mr. Marshall served as Chairman of the Compensation Committee during 2010 and continues to serve in that capacity. Mr. Cox also serves on the Compensation Committee. The Compensation Committee met twice times during 2010.

The Board did not modify any action or recommendation made by the Compensation Committee with respect to executive compensation for the 2010 fiscal year. It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align their performance and the interests of our stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long term.

We do not have a Nominating/Corporate Governance Committee primarily because of capital constraints, our early operational state and the size of our current Board make constituting and administering such a committee excessively burdensome and costly.  The traditional responsibilities of such a committee are handled by the Board as a whole. Candidates for director nominees are reviewed in the context of the current composition of the Board, the Company’s operating requirements and the long-term interests of its stockholders.  In conducting this assessment, the Board considers skills, diversity, age, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.  The Board’s process for identifying and evaluating nominees for director, including nominees recommended by stockholders, involves compiling names of potentially eligible candidates, conducting background and reference checks, conducting interviews with the candidate and others (as schedules permit), meeting to consider and approve the final candidates and, as appropriate, preparing an analysis with regard to particular recommended candidates.  With respect to the nominees for election in 2011, each of our directors participated in the decisions relating to the nomination of directors.

The Board follows the written code of ethics that applies to its principal executive officers, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Board Leadership Structure

Mr. Calvert serves as both principal executive officer and Chairman of the Board. The Company does not have a lead independent director. Messrs. Cox and Marshall serve as independent directors who provide active and effective oversight of our strategic decisions. As of the date of this filing, the Company has determined that the leadership structure of the Board has permitted the Board to fulfill its duties effectively and efficiently and is appropriate given the size and scope of the Company and its financial condition.

The Board’s Role in Risk Oversight

As a smaller company, our executive management team, consisting of Messrs. Calvert, Code and Provenzano, are also members of our Board. The Board, including our executive management members and independent directors, is responsible for overseeing our executive management team in the execution of its responsibilities and for assessing the Company’s approach to risk management. The Board exercises these responsibilities on an ongoing basis as part of its meetings and through its committees. Each member of the management team has direct access to the other Board members, and the Board committees, so to ensure that all risk issues are frequently and openly communicated. The Board closely monitors the information it receives from management and provides oversight and guidance to our executive management team regarding the assessment and management of risk. For example, the Board regularly reviews the Company’s critical strategic, operational, legal and financial risks with management to set the tone and direction for ensuring appropriate risk taking within the business.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain officers and persons holding 10% or more of the Company’s Common stock to file reports regarding their ownership and regarding their acquisitions and dispositions of our Common stock with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge, based solely upon review of Forms 3, 4, and 5 (and amendments thereto) and written representations provided to us by executive officers, directors and stockholders beneficially owning 10% or greater of the outstanding shares, we believe that such persons filed pursuant to the requirements of the SEC on a timely basis, except that (i) Mr. Cox did not timely make one filing on Form 4 with respect to an option to purchase Common stock granted to him  pursuant to the stock option plan approved by our stockholders in 2007 (the “2007 Plan”; see “Equity Compensation Plans – 2007 Equity Incentive Plan” below); and (ii) Mr. Marshall did not timely make one filing on Form 4 with respect to an option to purchase Common stock granted to him  pursuant to the 2007 Plan.

Prior to the filling of this Information Statement, Mr. Cox and Mr. Marshall have made filings on Form 4 to report these transactions.

EXECUTIVE COMPENSATION

The following table sets forth all compensation earned for services rendered to the Company in all capacities for the fiscal years ended December 31, 2010 and 2009, by its principal executive officer, principal financial officer, and two of its other executive officers who served in such capacities as of the end of fiscal 2010, collectively referred to as the “Named Executive Officers.”

Summary Compensation Table

Name and Principal Positions	Year	Salary		Option Awards (1)		All other Compensation		Total

Dennis P. Calvert,	2009	$216,832	(2)	—		12,600	(3)	$229,432
Chairman,	2010	$238,515	(2)	$100,000	(4)	12,600	(3)	$351,115
Chief Executive Officer and President

Kenneth R. Code,	2009	$216,832	(5)	—		12,600	(3)	$229,432
Chief Technology Officer	2010	$238,515	(5)	$100,000	(4)	12,600	(3)	$351,115

Charles K. Dargan II,	2009	$64,000	(6)	$60,300	(7)	—		$124,300
Chief Financial Officer	2010	$64,000	(6)	$75,400	(4)(7)	—		$139,400

Joseph Provenzano,	2009	$91,476	(8)	—		3,600	(3)	$95,076
Corporate Secretary	2010	$100,624	(8)	$100,000	(4)	3,600	(3)	$204,224

(1)
The Company recognizes compensation expense for stock option awards on a straight-line basis over the applicable service period of the award, which is the vesting period. Share-based compensation expense is based on the grant date fair value estimated using the Black-Scholes method. The amounts in the “Stock and Option Awards” column reflect the aggregate grant date fair value of awards of stock or options, computed in accordance with SEC rules. These amounts do not represent the actual amounts paid to or realized by any of the recipients during fiscal 2010. The assumptions used to calculate these amounts are discussed in Note 10 to the Company’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2010.

(2)
At December 31, 2008, we had accrued and unpaid salary to Mr. Calvert in the amount of $27,229.  In 2009 the employment agreement for Mr. Calvert provided for a base salary of $216,832. During 2009, we made payments totaling $170,121, of which $27,229 related to 2008 accrued salary, $120,546 related to 2009 accrued salary and the remaining $22,346 was to reimburse business expenses.  At December 31, 2009, we had accrued and unpaid salary to Mr. Calvert in the amount of $96,286.  In 2010 the employment agreement for Mr. Calvert provided for a base salary of $238,515. During 2010, we made payments totaling $174,581, of which $96,286 related to 2009 accrued salary, $75,2482 related to 2010 accrued salary and the remaining $3,047 was to reimburse business expenses. Additionally, Mr. Calvert agreed to convert $163,267 of accrued and unpaid 2010 salary into 494,750 shares of our Common stock at a price of $0.33 per share.  See “Employment Agreements—Dennis P. Calvert” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(3)	Consists of health insurance premium reimbursements and automobile allowance payments.
(4)
On February 1, 2010, the Company’s Compensation Committee issued options pursuant to the Company’s 2007 Equity Incentive Plan to the executives above.  The fair value of these options totaled $330,000, of which $100,000 was issued to each of Mr. Calvert, Mr. Code and Mr. Provenzano and the remaining $30,000 was issued to Mr. Dargan.  An option for 200,000 shares was issued to each of Mr. Calvert, Mr. Code and Mr. Provenzano and the remaining options to purchase an aggregate 60,000 shares were issued to Mr. Dargan. Each option’s exercise price is $0.575 per share, which price was $0.075 more than the $0.50 closing price of the Company’s Common stock on the date of grant.

(5)
At December 31, 2008, we had accrued and unpaid salary to Mr. Code in the amount of $10,835.  In 2009 the employment agreement for Mr. Code provided for a base salary of $216,832.  During 2009, we made payments totaling $171,000, of which $10,835 related to 2008 accrued salary, $85,039 related to 2009 accrued salary and $75,126 was to reimburse business expenses.  At December 31, 2009, we had accrued and unpaid salary to Mr. Code in the amount of $131,793.  In 2010 the employment agreement for Mr. Code provided for a base salary of $238,515.  During 2010, we made payments totaling $218,394, of which $131,793 related to 2009 accrued salary, and $58,246 related to 2010 accrued salary, and the remaining $28,355 was to reimburse business expenses. Additionally, Mr. Code agreed to convert $180,269 of accrued and unpaid 2010 salary into 546,269 shares of our Common stock at a price of $0.33 per share. See “Employment Agreements—Kenneth R. Code” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(6)
In 2009 Mr. Dargan’s engagement agreement provided for base compensation of $64,000.  We did not make any payments to Mr. Dargan in 2009 and as of December 31, 2009, $68,000 was accrued and unpaid, $4,000 of which related to 2008. In 2010, Mr. Dargan’s engagement agreement provided for base compensation of $64,000.  During 2010, Mr. Dargan agreed to convert $40,000 of accrued and unpaid obligations into a stock option to purchase 200,000 shares of our Common stock at an exercise price of $0.30 per share.  We did not make any payments to Mr. Dargan in 2010 and as of December 31, 2010, $92,000 remained accrued and unpaid. See “Employment Agreements – Charles K. Dargan II” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(7)
Pursuant to Mr. Dargan’s engagement agreement during the year ended December 31, 2009, we granted options to purchase an aggregate 150,000 shares of our Common stock.  These options are exercisable at various exercise prices ranging between $0.28 and $0.70 depending upon their respective dates of grant, and resulted in an aggregate fair value of $60,300.  Each option of fully vested upon grant and is exercisable for ten years. During the year ended December 31, 2010, we granted options to purchase an aggregate 120,000 shares of our Common stock to our Chief Financial Officer, pursuant to the terms of our engagement agreement with him. These options are exercisable at various exercise prices ranging between $0.24 and $0.50 depending upon their respective dates of grant, and resulted in an aggregate fair value of $45,400.  Each option of fully vested upon grant and is exercisable for ten years. See “Employment Agreements – Charles K. Dargan II” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(8)
At December 31, 2008, we had accrued and unpaid salary for Mr. Provenzano in the amount of $31,662.  In 2009 Mr. Provenzano’s engagement agreement provided for base compensation of $91,476.  During 2009 we made payments to Mr. Provenzano totaling $94,987, of which $31,662 related to 2008 accrued salary, $47,690 related to 2009 accrued salary and $15,635 was to reimburse business expenses.  At December 31, 2009, we had accrued and unpaid salary for Mr. Provenzano in the amount of $43,786.  In 2010, Mr. Provenzano’s engagement agreement provided for base compensation of $100,624.  During 2010, we made payments totaling $96,561, of which $43,786 related to 2009 accrued salary, $41,384 related to 2010 accrued salary and the remaining $11,391 was to reimburse business expenses.  Additionally, during 2010, Mr. Provenzano agreed to convert $59,240 of accrued and unpaid obligations into a stock option to purchase 296,203 shares of our Common stock at an exercise price of $0.30 per share.  As of December 31, 2010, there were no unpaid salary or expense items owed to Mr. Provenzano. See “Employment Agreements – Joseph Provenzano” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

Employment Agreements

Dennis P. Calvert

We entered into an employment agreement dated as of April 30, 2007 with Mr. Calvert (the “2007 Calvert Employment Agreement”). The previous employment agreement with Mr. Calvert, dated December 11, 2002, was terminated.

The 2007 Calvert Employment Agreement provides that Mr. Calvert will serve as our President and Chief Executive Officer, and receive (i) base compensation of $184,800 annually (with an automatic 10% annual increase); and (ii) a bonus in such amount as the Compensation Committee may determine from time to time. In addition, Mr. Calvert will be eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by our Board. When such benefits are made available to our senior employees, Mr. Calvert is also eligible to receive heath insurance premium payments for himself and his immediate family, a car allowance of $800 per month, paid vacation of four weeks per year plus an additional two weeks per year for each full year of service during the term of the agreement up to a maximum of ten weeks per year, life insurance equal to three times his base salary and disability insurance.

Pursuant to the 2007 Calvert Employment Agreement, Mr. Calvert was granted an option (the “Option”) to purchase 7,733,259 shares of our Common stock. The Option is a non-qualified stock option, exercisable at $0.18 per share for ten years from the date of grant, and vested over time as follows:

First anniversary of the date of the Agreement	2,577,753
Second anniversary of the date of the Agreement	2,577,753
Third anniversary of the date of the Agreement	2,577,753

The 2007 Calvert Employment Agreement has a term of five years, unless earlier terminated in accordance with its terms. The 2007 Calvert Employment Agreement provides that Mr. Calvert’s employment may be terminated by the Company due to disability, for cause or without cause. “Disability” as used in the 2007 Calvert Employment Agreement means physical or mental incapacity or illness rendering Mr. Calvert unable to perform his duties on a long-term basis (i) as evidenced by his failure or inability to perform his duties for a total of 120 days in any 360 day period, or (ii) as determined by an independent and licensed physician whom Company selects, or (iii) as determined without recourse by the Company’s disability insurance carrier. If Mr. Calvert’s employment is terminated for cause he will be eligible to receive his accrued base compensation and vacation compensation through the date of termination. If Mr. Calvert’s employment is terminated without cause, then he will be eligible to receive the greater of (i) one year’s compensation plus an additional one half year for each year of service since the effective date of the employment agreement or (ii) one year’s compensation plus an additional one half year for each year remaining in the term of the agreement.

The 2007 Calvert Employment Agreement requires Mr. Calvert to keep certain information confidential, not to solicit customers or employees of the Company or interfere with any business relationship of the Company, and to assign all inventions made or created during the term of the 2007 Calvert Employment Agreement as “work made for hire”.

 Kenneth R. Code

As part of the completion of the acquisition of the BioLargo technology from IOWC, we entered into an Employment Agreement dated as of April 30, 2007 with Mr. Code (the “Code Employment Agreement”).

The Code Employment Agreement provides that Mr. Code will serve as our Chief Technology Officer, and receive (i) base compensation of $184,800 annually (with an automatic 10% annual increase); and (ii) a bonus in such amount as the Compensation Committee may determine from time to time. In addition, Mr. Code will be eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by the Board. When such benefits are made available to our senior employees, Mr. Code is also eligible to receive heath insurance premium payments for himself and his immediate family, a car allowance of $800 per month, paid vacation of four weeks per year plus an additional two weeks per year for each full year of service during the term of the agreement up to a maximum of ten weeks per year, life insurance equal to three times his base salary and disability insurance. The Code Employment Agreement has a term of five years, unless earlier terminated in accordance with its terms.

The Code Employment Agreement also provides that Mr. Code’s employment may be terminated by the Company due to disability, for cause or without cause. “Disability” as used in the Employment Agreement means physical or mental incapacity or illness rendering Mr. Code unable to perform his duties on a long-term basis (i) as evidenced by his failure or inability to perform his duties for a total of 120 days in any 360 day period, or (ii) as determined by an independent and licensed physician whom Company selects, or (iii) as determined without recourse by the Company’s disability insurance carrier. If Mr. Code’s employment is terminated for cause he will be eligible to receive his accrued base compensation and vacation compensation through the date of termination. If Mr. Code’s employment is terminated without cause, then he will be eligible to receive the greater of (i) one year’s compensation plus an additional one half year for each year of service since the effective date of the employment agreement or (ii) one year’s compensation plus an additional one half year for each year remaining in the term of the agreement.

The Code Employment Agreement requires Mr. Code to keep certain information confidential, not to solicit customers or employees of the Company or interfere with any business relationship of the Company, and to assign all inventions made or created during the term of the Code Employment Agreement as “work made for hire”.

In connection with the closing of the acquisition of the BioLargo technology and the execution of the Code Employment Agreement, Mr. Code was also elected to the Board of both BioLargo and our wholly-owned subsidiary, BioLargo Life Technologies, Inc. (“BLTI”).

Charles K. Dargan II

On February 1, 2008, we engaged Charles K. Dargan, II to serve as our Chief Financial Officer for a term of one year, and since that date, have extended the engagement for one year periods. The agreement is subject to earlier termination on 30 days’ notice. During the term of the agreement, Mr. Dargan will receive a fee of $16,000 per quarter.

In addition to the cash compensation specified above, the agreement calls for Mr. Dargan to be issued an option to purchase 50,000 shares of Common stock upon execution, and in addition, options over the term, to purchase 10,000 shares of our Common stock, each such option to be granted on the last day of each month commencing February and ending the following January, provided that his engagement has not been terminated prior to each such grant date, at an exercise price equal to the closing price of a share of the Company’s Common stock on each grant date, each such option to be fully vested upon grant and exercisable for ten years. The 2010 extension of Mr. Dargan’s engagement agreement did not include the option to purchase 50,000 shares upon execution of the Agreement.

Mr. Dargan will be reimbursed for business expenses he incurs in connection with the performance of his services as our Chief Financial Officer. The agreement with Mr. Dargan also contains provisions regarding indemnification and arbitration of disputes.

On March 22, 2011, Mr. Dargan’s agreement was further extended for a one-year period effective February 1, 2011 (the “Extended Term”). During the Extended Term, Mr. Dargan will continue to receive a fee of $16,000 per quarter. In addition to the cash compensation, the February 1, 2011 agreement provides that Mr. Dargan will be issued an option to purchase 120,000 shares of the Company’s Common stock at $0.41 per share. The option shall vest over a period of 12 months, with 10,000 shares vesting upon execution of this Engagement Agreement and has a ten year term, expiring March 22, 2021.

Joseph Provenzano

On January 10, 2008, we entered into an employment agreement with Joseph L. Provenzano (the “Provenzano Employment Agreement”), pursuant to which Mr. Provenzano agreed to serve as Vice President of Operations effective January 1, 2008, in addition to continuing to serve as Corporate Secretary. The Provenzano Employment Agreement replaces a previous employment agreement dated March 1, 2003.

The Provenzano Employment Agreement provides that Mr. Provenzano will receive base compensation of $79,200 annually (with automatic 10% annual increases). Mr. Provenzano is also entitled to reimbursement for authorized expenses he incurs in the course of his employment. In addition, Mr. Provenzano is eligible to receive discretionary bonuses, participate in benefits made generally available to our employees, and receive grants under our 2007 Equity Incentive Plan.

The initial term of the Provenzano Employment Agreement is one year and is automatically renewable for additional one-year periods unless we give at least 90 days notice of non-renewal. The Provenzano Employment Agreement also contains additional provisions typical of an agreement of this nature.

In connection with the execution of the Provenzano Employment Agreement, Mr. Provenzano also executed a non-disclosure agreement requiring him to keep certain information confidential, assigning to us creations and inventions during the term of his employment, and prohibiting him from soliciting business during the term of his employment and for a period of time thereafter.

Director Compensation

Each director who is not an officer or employee of the Company receives an annual retainer of $40,000, paid in cash or shares of our Common stock, in our sole discretion. In addition, the chairman of each board committee receives an additional $10,000, paid in cash or shares of Common stock, in our sole discretion. The following table sets forth information for the fiscal year ended December 31, 2010 regarding compensation of our non-employee directors. Our employee directors do not receive any additional compensation for serving as a director.

Director Compensation for Fiscal Year 2010

Name	Fees Earned or Fees Paid in Cash		Option Awards (1)		Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Dennis E. Marshall	$60,000	(2)	$4,000	(4)	$—	$—	$64,000
Gary A. Cox	$40,000	(3)	$4,000	(4)	$—	$—	$44,000

(1)
The Company recognizes compensation expense for stock option awards on a straight-line basis over the applicable service period of the award, which is the vesting period.  Share-based compensation expense is based on the grant date fair value estimated using the Black-Scholes method. The amounts in the “Stock and Option Awards” column reflect the aggregate grant date fair value of awards of stock or options, computed in accordance with SEC rules. These amounts do not represent the actual amounts paid to or realized by any of the recipients during fiscal 2010. The assumptions used to calculate these amounts are discussed in Note 10 to the Company’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2010.

(2)
In 2010 the retainer agreement for Mr. Marshall provided for a base amount of $60,000, which included compensation for serving as Chairman of the Audit and Compensation committees of the Board.  During 2010, we made aggregate payments to Mr. Marshall of $80,000, of which $50,000 related to 2009, consisting of (i) an issuance of 71,429 shares of our Common stock, issued at a conversion price of $0.70 per share, the stock price at the date of grant, and (ii) an issuance of an option to purchase 150,000 shares of Common stock at $0.30 per share. As of December 31, 2010, $30,000 in director fees was accrued and unpaid.  Mr. Marshall held options to purchase an aggregate 340,000 shares of our Common stock with a weighted average exercise price of $0.43 per share and a weighted average remaining life of 6 years.

(3)
In 2010 the retainer for Mr. Cox provided for a base amount of $40,000. During 2010, we made aggregate payments to Mr. Cox of $54,225, of which $30,000 related to 2009, consisting of (i) payments totaling $4,225, (ii) an issuance of 42,858 shares of our Common stock, issued at a conversion price of $0.70 per share, the stock price at the date of grant, and (iii) an issuance of an option to purchase 100,000 shares of Common stock at $0.30 per share. As of December 31, 2010, $15,775 in director fees was accrued and unpaid.  Mr. Cox held options to purchase an aggregate 254,000 shares of our Common stock with a weighted average exercise price of $0.44 per share and a weighted average remaining life of 6 years.

(4)	On July 1, 2010 each of Mr. Marshall and Mr. Cox were granted an option to purchase 10,000 shares of Common stock under the terms of the 2007 Plan.

 Equity Compensation Plans

On August 7, 2007, our Board adopted the BioLargo, Inc. 2007 Equity Incentive Plan (“2007 Plan”) as a means of providing our directors, key employees and consultants additional incentive to provide services. Both stock options and stock grants may be made under this plan. The Compensation Committee administers this plan. The plan allows grants of common shares or options to purchase common shares. As plan administrator, the Compensation Committee has sole discretion to set the price of the options. The Compensation Committee may at any time amend or terminate the plan.

Under this plan, 6,000,000 shares of our Common stock are reserved for issuance under awards. Matter III relates to an increase in the number of shares of Common stock reserved for issuance under awards to an aggregate total of 12,000,000 shares.  See Matter III for a description of the plan terms.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unexercised stock options and equity incentive plan awards for each of the Named Executive Officers outstanding as of December 31, 2010.  All stock or options that were granted to the Named Executive Officers during the fiscal year ended December 31, 2010 have fully vested.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price		Share Price on Grant Date	Option Expiration Date
Dennis Calvert	7,733,259	(1)		--	$ 0.18	(2)	$ 0.37	April 30, 2017
	200,000	(3)		--	$ 0.94		$ 0.94	December 28, 2017
	60,000	(4)		--	$ 0.55		$ 0.37	April 27, 2012
	691,974	(5)		--	$ 0.55		$ 0.37	April 27, 2012
	200,000	(7)		--	$ 0.575		$ 0.50	February 1, 2020
Charles K. Dargan II	50,000	(6)		--	$ 1.89		$ 1.89	February 1, 2018
	10,000	(6)		--	$ 1.65		$ 1.65	April 30, 2018
	10,000	(6)		--	$ 1.55		$ 1.55	May 31, 2018
	10,000	(6)		--	$ 1.10		$ 1.10	June 30, 2018
	10,000	(6)		--	$ 0.99		$ 0.99	July 31, 2018
	10,000	(6)		--	$ 0.90		$ 0.90	August 31, 2018
	10,000	(6)		--	$ 0.89		$ 0.89	September 30, 2018
	10,000	(6)		--	$ 0.35		$ 0.35	October 31, 2018
	10,000	(6)		--	$ 0.70		$ 0.70	November 30, 2018
	10,000	(6)		--	$ 0.41		$ 0.41	December 31, 2018
	10,000	(6)		--	$ 0.38		$ 0.38	January 31, 2019
	50,000	(6)		--	$ 0.28		$ 0.28	February 23, 2019
	10,000	(6)		--	$ 0.30		$ 0.30	April 30, 2019
	36,000	(4)		--	$ 0.50		$ 0.30	April 29, 2012
	10,000	(6)		--	$ 0.45		$ 0.45	May 31, 2019
	10,000	(6)		--	$ 0.45		$ 0.45	June 30, 2019
	10,000	(6)		--	$ 0.50		$ 0.50	July 31, 2019
	10,000	(6)		--	$ 0.43		$ 0.43	August 31, 2019
	10,000	(6)		--	$ 0.40		$ 0.40	September 30, 2019
	10,000	(6)		--	$ 0.45		$ 0.45	October 31, 2019
	10,000	(6)		--	$ 0.57		$ 0.57	November 30, 2019
	10,000	(6)		--	$ 0.70		$ 0.70	December 31, 2019
	10,000	(6)		--	$ 0.50		$ 0.50	January 31, 2020
	10,000	(6)		--	$ 0.45		$ 0.45	February 28, 2020
	60,000	(7)		--	$ 0.575		$ 0.50	February 1, 2020
	10,000	(6)		--	$ 0.50		$ 0.50	March 31, 2020
	10,000	(6)		--	$ 0.39		$ 0.39	April 30, 2020
	10,000	(6)		--	$ 0.31		$ 0.31	May 31, 2020
	10,000	(6)		--	$ 0.25		$ 0.25	June 30, 2020
	10,000	(6)		--	$ 0.24		$ 0.24	July 31, 2020
	10,000	(6)		--	$ 0.23		$ 0.23	August 30, 2020
	200,000	(8)		--	$ 0.30		$ 0.30	August 4, 2015
	10,000	(6)		--	$ 0.35		$ 0.35	September 30, 2020
	10,000	(6)		--	$ 0.42		$ 0.42	October 31, 2020
	10,000	(6)		--	$ 0.40		$ 0.40	November 30, 2020
	10,000	(6)		--	$ 0.50		$ 0.50	December 31, 2020
Kenneth R. Code	200,000	(3)		--	$ 1.03		$ 0.94	December 28, 2017
	60,000	(4)		--	$ 0.55		$ 0.37	April 27, 2012
	200,000	(7)		--	$ 0.575		$ 0.50	February 1, 2015
Joseph Provenzano	100,000	(3)		--	$ 0.94		$ 0.94	December 28, 2017
	30,000	(4)		--	$ 0.50		$ 0.37	April 27, 2012
	200,000	(7)		--	$ 0.575		$ 0.50	February 1, 2020
	296,203	(8)		--	$ 0.30		$ 0.30	August 4, 2020

(1)
Mr. Calvert was granted an option to purchase 7,733,259 shares of our Common stock pursuant to his employment agreement entered into on April 30, 2007. The options granted to Mr. Calvert vested over three years in equal amounts on the anniversary of the option grant date.

(2)
The option exercise price of $0.18 was below the $0.37 closing price of our Common stock on the date of the employment agreement. In arriving at the option price, the Compensation Committee of our Board (the “Compensation Committee”) determined the pricing was appropriate based on a number of factors, including (i) that the initial tranche of options does not vest until one year of the date of grant, (ii) with the quantity of the shares that would be issued, a block of shares that size could not be liquidated without affecting the market price of the shares, and (iii) the shares would be “restricted shares” and thereafter would be subject to the volume and manner of sale limitations applicable to affiliates under Rule 144 under the Securities Act of 1933.

(3)
On December 28, 2007, the Compensation Committee granted options to Messrs. Calvert and Code under the 2007 Plan, which options vested over three years in equal amounts on the anniversary of the option grant date.

(4)
On April 27, 2009, in an effort to preserve cash and reduce outstanding payables to third parties, officers and board members, the Board offered an option to purchase Common stock in lieu of cash payment to reduce amounts owed. The options may be exercised at $0.50 cents a share, an amount which was 20 cents a share above the 30 cents per share closing price of the Company’s Common stock on April 27, 2009, would be issued pursuant to the 2007 Plan, and would expire April 27, 2012. The number of shares of Common stock purchasable pursuant to the option would be equal to three times the dollar amount reduced.  Mr. Calvert and Mr. Code reduced the outstanding amount owed to each by $20,000, and in exchange each received options to purchase 60,000 shares of Common stock. The options issued to Messrs. Calvert and Code are exercisable at $0.55 per share, which is ten percent above the exercise price, per the terms of the 2007 Plan.  Mr. Dargan, our Chief Financial Officer, reduced the outstanding amount owed to him by $12,000, and in exchange received an option to purchase 36,000 shares of Common stock at $0.50 per share.

(5)
On April 27, 2009, New Millennium agreed to accept as payment of $230,658 of the outstanding $380,658 in accrued but unpaid interest an option to purchase 691,974 shares of our Common stock, exercisable at $0.55 cents per share. This option will expire April 24, 2012. New Millennium further agreed to extend the due date for the remaining $150,000 unpaid interest to October 31, 2010. The $150,000 due October 31, 2010, was paid by the issuance of stock prior to the due date. See “Certain Relationships and Related Transactions—Transactions with Dennis Calvert and New Millennium Capital Partners, LLC.”

(6)
In connection with the engagement agreement with our Chief Financial Officer, Charles K. Dargan II, we issued options to purchase Common stock which are fully vested and expire ten years from the date of issuance.

(7)
On February 1, 2010, the Compensation Committee granted options to Messrs. Calvert, Code, Provenzano and Dargan under the 2007 Plan, which options are exercisable at $0.575 per share, vest immediately and expire ten years from the option grant date.

(8)
On August 4, 2010, in an effort to preserve our cash and reduce outstanding payables, the Board authorized converting outstanding payable amounts owed to Messrs. Provenzano and Dargan into an option to purchase Common stock in lieu of cash payment. The option may be exercised at $0.30 cents a share, was issued pursuant to our 2007 Equity Incentive Plan, and will expire five years from the date of issuance.

We issued an option to Mr. Provenzano to purchase 296,203 shares of our Common stock at $0.30 per share in lieu of $99,240 in unpaid salary obligations that were incurred in fiscal year 2009, and an option to Mr. Dargan to purchase 200,000 shares of our Common stock at $0.30 per share in lieu of $40,000 in unpaid obligations that were incurred in fiscal year 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of our Common stock as of April 29, 2011, including rights to acquire beneficial ownership of shares of our Common stock within 60 days of April 29, 2011, by (a) all stockholders known to the Company to be beneficial owners of more than 5% of the outstanding Common stock; (b) each director, (c) each Named Executive Officer, and (d) all directors and executive officers of the Company as a group:

Name and Address of Beneficial Owner (1)	Amount of Beneficial Ownership	Percent of Class (2)

Directors and Officers (3)
Kenneth R. Code (4)	22,944,649	34.4%
Dennis P. Calvert (5)	12,009,468	18.0%
Joseph L. Provenzano (6)	1,426,980	2.1%
Gary A. Cox (7)	749,909	1.1%
Dennis E. Marshall (8)	756,663	1.1%
Charles K. Dargan II (9)	756,000	1.1%
All directors and officers as a group (6 persons)	38,643,669	57.8%

(1)
Except as noted in any footnotes below, each person has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(2)
The Company has only one class of stock outstanding.  Percentage ownership is based on 54,921,633 shares of Common stock outstanding on April 29, 2011; shares of Common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for determining the number of shares beneficially owned by the directors and officers, and the directors and officers as a group, and for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(3)	The address for all directors and the Named Executive Officers is: c/o BioLargo, Inc., 16333 Phoebe Avenue, La Mirada, California, 90638.

(4)
Includes 22,139,012 shares issued on April 30, 2007 to IOWC Technologies, Inc., which Mr. Code controls, in connection with the acquisition by the Company of certain intellectual property and other assets on that date. Includes 460,000 shares issuable to Mr. Code upon exercise of options.

(5)
Includes 1,636,364 shares issued on April 13, 2007 to New Millennium Capital Partners, LLC (“New Millennium”), which is wholly owned or controlled by Mr. Calvert, on conversion of the principal amount of a promissory note held by New Millennium. Includes 454,546 shares issued to New Millennium upon conversion of the remaining interest due pursuant to the New Millennium Note. See “Certain Relationships and Related Transactions—Transactions with Dennis Calvert and New Millennium Capital Partners, LLC.” Includes 7,733,259 shares issuable to Mr. Calvert upon exercise of the options issued in connection with his employment agreement, which fully vested on April 30, 2010. Includes 1,151,974 shares issuable to Mr. Calvert upon exercise of other options granted from time to time by the Company.

(6)	Includes 826,203 shares issuable to Mr. Provenzano upon exercise of options.

(7)	Includes 301,714 shares issuable to Mr. Cox upon exercise of options.

(8)	Includes 496,631 shares issuable to Mr. Marshall upon exercise of options..

(9)	Consists solely of 756,000 shares issuable to Mr. Dargan upon exercise of options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has adopted a policy that all transactions between the Company and its executive officers, directors and other affiliates must be approved by a majority of the members of the Board and by a majority of the disinterested members of the Board, and must be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

Transactions with Dennis Calvert and New Millennium Capital Partners, LLC

On April 13, 2007, New Millennium Capital Partners LLC (“New Millennium”), a limited liability company controlled and owned in part by the Company’s CEO and president, Dennis P. Calvert, converted a promissory note (the “Note”) in principal amount of $900,000 into 1,636,364 shares of our Common stock, at a price of $0.55 per share, which was the last bid price on the date of conversion. Accrued but unpaid interest in the amount of $380,658 as of the conversion date of April 13, 2007 remained outstanding on the Note, which amount was due to be paid on January 15, 2008. We did not make such payment on such date. On November 12, 2008, we and New Millennium agreed to extend the date on which interest would be paid to April 30, 2009. On April 27, 2009, New Millennium agreed to accept as payment of $230,658 of the outstanding $380,658 in accrued but unpaid interest an option to purchase 691,974 shares of our Common stock, exercisable at $0.55 cents per share. This option will expire April 24, 2012. New Millennium further agreed to extend the due date for the remaining $150,000 unpaid interest to April 30, 2010, which date was further extended to October 31, 2010. On August 4, 2010, we issued to New Millennium 454,546 shares of our Common stock, at a conversion price of $0.33, as payment of the $150,000 accrued and unpaid interest.

The balance to the related party is $0 as of December 31, 2010.

Retirement of a Portion of Board of Director and Officer Payables

On January 4, 2010, we issued an aggregate 114,287 shares of our Common stock, at a per share value of $0.70, which was the closing price of our Common stock on the day of issuance, to two members of our board of directors in lieu of $80,000 in accrued and unpaid payables for their services as director.

On August 4, 2010, we issued to Mr. Calvert an aggregate 494,750 shares of our Common stock, at a per share value of $0.33, which was at a 10% premium, in lieu of $163,267 of accrued and unpaid salary obligations.  Of this amount $96,286 related to services performed in 2009 and the remaining $66,981 related to services performed through June 30, 2010.  We also issued to Mr. Code 546,269 shares of our Common stock, at a per share value of $0.33, which was a 10% premium, in lieu of $180,269 of accrued and unpaid salary obligations.  Of this amount $131,793 related to services performed in 2009 and the remaining $48,476 related to services performed through June 30, 2010.

On August 4, 2010, we issued an option to Mr. Provenzano to purchase 296,203 shares of our Common stock at $0.30 per share in lieu of $99,240 in unpaid salary obligations that were incurred in fiscal year 2009, an option to purchase 150,000 shares of our Common stock to Mr. Marshall at $0.33 per share in lieu of $30,000 in unpaid salary obligations that were incurred in fiscal year 2010, an option to purchase 100,000 shares of our Common stock to Mr. Cox at $0.33 per share in lieu of $20,000 in unpaid salary obligations that were incurred in fiscal year 2010, and an option to Mr. Dargan to purchase 200,000 shares of our Common stock at $0.30 per share consultants in lieu of $40,000 of accrued and unpaid obligations incurred in fiscal year 2009.

In 2009, Messrs. Calvert and Code reduced the outstanding amount owed to each by $20,000, and in exchange each received options to purchase 60,000 shares of Common stock. The options issued to Messrs. Calvert and Code were exercisable at $0.55 per share, which is ten percent above the otherwise applicable exercise price under the terms of the 2007 Plan. Mr. Provenzano reduced the outstanding amount owed to him by $10,000, and in exchange received an option to purchase 30,000 shares of Common stock at $0.50 per share. Mr. Marshall reduced the outstanding amount owed to him by $50,000, and in exchange received an option to purchase 150,000 shares of Common stock at $0.50 per share. Mr. Cox reduced the outstanding amount owed to him by $38,000, and in exchange received an option to purchase 114,000 shares of Common stock at $0.50 per share. In addition to these Board members, our Mr. Dargan reduced the outstanding amount owed to him by $12,000, and in exchange received an option to purchase 36,000 shares of Common stock at $0.50 per share.

REPORT OF COMPENSATION COMMITTEE

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate this report. The Compensation Committee has furnished this report on executive compensation for the 2010 fiscal year.

Compensation Program and Philosophy

The Compensation Committee administers the Company’s executive compensation program. The Compensation Committee has the authority to review and determine the salaries and bonuses of the executive officers of the Company, including the Chief Executive Officer and the other Named Executive Officers, and to establish the general compensation policies for such individuals. The Compensation Committee also has the sole and exclusive authority to make discretionary option grants to all of the Company’s employees under the Company’s equity incentive plans.

The Compensation Committee operates under a written charter. The duties and responsibilities of a member of the Compensation Committee are in addition to his or her duties as a member of the Board. The charter reflects these various responsibilities, and the Committee is charged with periodically reviewing the charter. The Committee’s membership is determined by the Board and is composed entirely of independent directors. In addition, the Committee has the authority to engage the services of outside advisors, experts and others, including independent compensation consultants who do not advise the Company, to assist the Committee. Mr. Marshall has served as Chairman of the Compensation Committee since April 28, 2006. Mr. Cox also serves on the Compensation Committee. The Compensation Committee met twice during 2010.

The Compensation Committee believes that the compensation programs for the Company’s executive officers should reflect the Company’s performance, support the short- and long-term strategic goals and values of the Company, reward individual contribution to the Company’s success and align the interests of the Company’s executive officers with the interests of the Company’s stockholders. The Company is engaged in a very competitive industry, and the Company’s success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals. To that end, it is the view of the Board that the total compensation program for executive officers should consist of all or most of the following components:

•	base salary

•	bonus

•	equity-based compensation

The Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of the Company’s chief executive officer and the Company’s other executive officers. Typically, our Chief Executive Officer makes compensation recommendations to the Committee with respect to the compensation of our officers, and the Committee may accept or adjust such recommendations in its discretion. In 2010, the Committee considered management’s continuing achievement of its short- and long-term goals versus its strategic imperatives. The principal factors that were taken into account in establishing each executive officer’s compensation package for the 2010 fiscal year are described below. However, the Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years. Moreover, all of the Company’s Named Executive Officers have entered into employment agreements or arrangements with the Company, and many components of each such person’s compensation are set by such agreement or arrangement.

Chief Executive Officer Compensation

On April 30, 2007, the Company entered into an employment agreement with Mr. Calvert, pursuant to which, throughout 2010, Mr. Calvert served as the President and Chief Executive Officer. No modifications to Mr. Calvert’s employment agreement were made in 2010. Other provisions of Mr. Calvert’s Employment Agreement are discussed elsewhere in this Information Statement. See “EXECUTIVE COMPENSATION – Employment Agreements – Dennis P. Calvert” above.

Chief Technology Officer Compensation

On April 30, 2007, the Company entered an employment agreement with Mr. Code, pursuant to which, throughout 2010, Mr. Code served as the Company’s Chief Technology Officer. Other provisions of Mr. Code’s employment agreement are discussed elsewhere in this Information Statement. See “EXECUTIVE COMPENSATION – Employment Agreements – Kenneth R. Code” above.

Other Executive Compensation

On February 1, 2008, the Company entered into an agreement with Mr. Dargan, pursuant to which, throughout 2010, Mr. Dargan served as the Company’s Chief Financial Officer. Other provisions of Mr. Dargan’s agreement are discussed elsewhere in this Information Statement. See “EXECUTIVE COMPENSATION – Employment Agreements – Charles K. Dargan, II” above.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance based. Non-performance based compensation paid to the Company’s executive officers for the 2010 fiscal year did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to the Company’s executive officers for the 2011 fiscal year will exceed that limit. Because it is unlikely that the cash non-performance based compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company’s executive officers. The Compensation Committee will reconsider this decision should the individual cash non-performance based compensation of any executive officer ever approach the $1 million level.

Submitted by the Compensation Committee:

/s/ Dennis E. Marshall, Chair
/s/ Gary A. Cox

MATTER II
RATIFICATION OF SELECTION OF
INDPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Haskell & White LLP as our independent registered public accounting firm to audit our financial statements for the fiscal year ended December 31, 2010 and for the first three quarterly periods for the year ending December 31, 2011, and the Consenting Stockholders will ratify the appointment of Haskell & White LLP pursuant to the written consent.  Haskell & White LLP, Irvine, California, was appointed our independent registered public accounting firm on March 21, 2011.  Prior to March 21, 2011, Jeffrey S. Gilbert acted as the Company’s independent accountant.  The Audit Committee approved both appointments.  Haskell & White LLP has represented to us that it is independent with respect to the Company within the meaning of the published rules and regulations of the SEC.

Stockholder ratification of the selection of Haskell & White LLP as the Company’s independent registered public accounting firm is not required under the laws of the State of Delaware, by the Company’s Bylaws or otherwise.  However, the Board submitted the selection of Haskell & White LLP to the stockholders for ratification as a matter of good corporate practice. Even upon the effectiveness of the ratification, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Change in Accountants

Jeffrey S. Gilbert was previously the principal accountant for the Company.  On March 21, 2011, Jeffrey S. Gilbert resigned as the Company’s principal accountant, and Haskell & White LLP was engaged as principal accountants to audit the accounts of the Company for the year ended December 31, 2010. The decision to change accountants was approved by the Audit Committee of the Board.

 During the fiscal years ended December 31, 2009 and 2010 and through the date of this Information Statement, there were no disagreements with Jeffrey S. Gilbert on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreement, if not resolved to the satisfaction of Jeffrey S. Gilbert, would have caused him to make reference to the matter of such disagreement in connection with this Information Statement. The accountant’s report for the fiscal year ended December 31, 2009 did not contain an adverse opinion or a disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope, or accounting principles. However, the accountant’s report for the fiscal year ended December 31, 2009 contained an explanatory paragraph noting the Company’s limited liquid resources, recurring losses, negative cash flow from operations, and the need to raise capital to fund corporate maintenance and to implement its business plan, which matters raise substantial doubt about its ability to continue as a going concern.

During the Company’s two most recent fiscal years and through the date of this Report, the Company has had no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

On March 22, 2011, the Company provided Jeffrey S. Gilbert with a copy of the disclosures it is making in response to item 304(a) of Regulation S-K. The Company requested that Jeffrey S. Gilbert furnish it with a letter addressed to the SEC stating whether he agrees with the above statements, and if not, stating the respects in which he does not agree. A copy of that letter is attached as Exhibit B to this Information Statement.

Principal Accountant Fees and Services

The following table summarizes the fees billed by Jeffrey S. Gilbert, our principal accountant engaged to audit our financial statements for the years ended December 31, 2009 and 2010, for professional services rendered to the Company and its subsidiaries during 2009 and 2010. On March 21, 2011, Mr. Gilbert resigned and the Company engaged Haskell & White, LLP, to audit our financial statements for the year ended December 31, 2010. The Company paid $33,000 in 2011 to Haskell & White, LLP, to audit our financial statements for the year ended December 31, 2010. No non-audit fees were paid to Haskell & White, LLP during the fiscal year ended December 31, 2010.

	Amount Billed and Paid
Type of Fee	Fiscal Year 2009	Fiscal Year 2010
Audit Fees(1)	$54,300	$55,200
Audit-Related(2)	—	—

Total	$54,300	$55,200

(1)
This category consists of fees for the audit of our annual financial statements included in our annual report on Form 10-K and review of the financial statements included in the Company’s quarterly reports on Form 10-Q. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” on internal control matters.

(2)
Represents services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years, aggregate fees charged for assurance and related services that are reasonably related to the performance of the audit and are not reported as audit fees. These services include consultations regarding Sarbanes-Oxley Act requirements, various SEC filings and the implementation of new accounting requirements.

REPORT OF AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein, and shall not be deemed to be soliciting material or otherwise deemed filed under either such Act.

The Audit Committee is currently comprised of two independent directors, both of whom are independent under the rules of the SEC and Nasdaq. Mr. Marshall serves as Chairman of the Audit Committee. Mr. Cox also serves on the Audit Committee. The Board has determined that Mr. Marshall qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended. The duties and responsibilities of a member of the Audit Committee are in addition to his or her duties as a member of the Board. The Audit Committee operates under a written charter, a copy of which is available on our corporate website, www.biolargo.com. The Audit Committee met five times during 2010.

The Audit Committee’s primary duties and responsibilities are to:

•	engage the Company’s independent auditor,

•	monitor the independent auditor’s independence, qualifications and performance,

•	pre-approve all audit and non-audit services,

•	monitor the integrity of the Company’s financial reporting process and internal control systems,

•	provide an open avenue of communication among the independent auditor, financial and senior management of the Company and the Board, and

•	monitor the Company’s compliance with legal and regulatory requirements, contingent liabilities, risk assessment and risk management.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In carrying out these responsibilities, the Audit Committee monitored the scope and staffing of the Company’s internal management group that was previously established by the Company and held meetings with the Company’s internal auditor regarding the progress and completion of the implementation of the Company’s internal controls and the scope of their audit of such internal controls.

In overseeing the preparation of the Company’s financial statements, the Audit Committee held meetings with the Company’s internal auditor and independent auditors, both in the presence of management and privately, to review and discuss all financial statements prior to their issuance and to discuss the overall scope and plans for their respective audits, the evaluation of the Company’s internal controls and significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the statements with both management and the Company’s independent auditors. In accordance with Section 204 of the Sarbanes-Oxley Act of 2002 and the Statement on Auditing Standards (“SAS”) No. 61 (Communication With Audit Committees) as amended by SAS No. 90 (Audit Committee Communications), the Audit Committee has discussed with the Company’s independent auditors all matters required to be discussed under the Sarbanes-Oxley Act and the foregoing standards.  In addition, the Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

With respect to the Company’s independent auditors, the Audit Committee, among other things, discussed with Jeffrey S. Gilbert and Haskell & White LLP matters relating to his and their independence, including the written disclosures made to the Audit Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).  The Audit Committee also reviewed and approved the audit and non-audit fees of Mr. Gilbert.  In addition, in light of Mr. Gilbert’s retirement, the Audit Committee interviewed independent accounting firms, and appointed Haskell & White LLP, as the Company’s principal accounting firm on March 21, 2011. The Audit Committee also reviewed and approved the audit fees of Haskell & White LLP.

On the basis of these reviews and discussions, the Audit Committee (i) appointed Haskell & White LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year and (ii) recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in the Form 10-K for the year ended December 31, 2010 for filing with the SEC.

Submitted by the Audit Committee:

/s/ Dennis E. Marshall, Chair
/s/ Gary A. Cox

MATTER III
AMENDMENT OF THE 2007 EQUITY INCENTIVE PLAN

The Company’s 2007 Equity Incentive Plan (the “Plan”) was adopted by the Board and approved by our stockholders in 2007.  The Consenting Stockholders approved an amendment to the Plan to increase the number of shares of our Common stock reserved for issuance under the Plan by 6,000,000 shares from 6,000,000 to 12,000,000.

Summary of Amendment

The Consenting Stockholders approved an amendment to the Plan to increase the number of shares of our Common stock reserved for issuance under the Plan by 6,000,000 shares. The Board approved the proposed amendment on April 29, 2011.

Description of the Plan

The following description of the Plan is a summary only.  It is subject to, and qualified in its entirety by, the full text of the Plan and proposed amendment to the Plan attached as Exhibit A to this Information Statement.

Purpose

The Board believes that the Company’s ability to award incentive compensation based on equity in the Company is critical to its ability to attract, motivate and retain key personnel. Approval of this proposal would provide an aggregate total of 12,000,000 shares to be used for grants under the Plan.  The creativity and entrepreneurial drive of such employees and other personnel who provide services to the Company will be critical to our success.  By giving our employees, consultants and directors an opportunity to share in the growth of our equity, we will align their interests with those of our stockholders. Our employees, consultants and directors will understand that their stake in the Company will have value only if, working together, we create value for our stockholders.  Awards under the Plan will generally vest over a period of time giving the recipient an additional incentive to provide services over a number of years and build on past performance.

Number of Shares

Under the Plan, as amended, 12,000,000 shares of our Common stock are reserved for issuance under awards. Any shares that are represented by awards under the Plan that are forfeited, expire, or are canceled or settled in cash without delivery of shares, or that are forfeited back to us or reacquired by us after delivery for any reason, or that are tendered to us or withheld to pay the exercise price or related tax withholding obligations in connection with any award under the Plan, will again be available for awards under the Plan. Only shares actually issued under the Plan will reduce the share reserve. If we acquire another entity through a merger or similar transaction and issue replacement awards under the Plan to employees, officers and directors of the acquired entity, those awards, to the extent permitted under applicable laws and securities exchange rules, will not reduce the number of shares reserved for the Plan.

The Plan imposes the following additional maximum limitations with respect to performance based compensation under Internal Revenue Code 162(m), which limitations will be adjusted to take into account stock splits, reverse stock splits and other similar occurrences following the date the Plan is approved by the stockholders:

•
The maximum number of shares that may be subject to stock options or stock appreciation rights granted to any one person in any calendar year is 200,000 shares, except that this limit is 400,000 shares if the grant is made in the year of the recipient’s initial employment.

•	The maximum number of shares that may be subject to restricted stock or restricted stock units granted to any one person in any calendar year is 200,000 shares.

The maximum number shares that may be subject to awards granted to any one Participant in any calendar year of (a) performance shares, and/or performance units (the value of which is based on the Fair Market Value of a Shares), is 200,000 Shares; and (b) of performance units (the value of which is not based on the Fair Market Value of a Share) that could result a payment of more than $500,000. The maximum value of shares that may be issued in connection with incentive stock options granted to any one person in any calendar year intended to qualify under Internal Revenue Code Section 422 is $100,000.

The Compensation Committee, in its discretion, may grant awards that exceed the above limits (other than the limits on incentive stock options) if the Committee determines that such awards will not be considered “qualified performance-based compensation” within the meaning of Internal Revenue Code Section 162(m), but only if and to the extent that such discretion does not disqualify performance-based awards from qualifying as such under Internal Revenue Code Section 162(m). The number of shares reserved for issuance under the Plan, and the limits on the number of awards that may be granted to any one participant or of a particular type, as described above, are subject to adjustment to reflect certain subsequent changes to our capital structure, such as stock splits, stock dividends and recapitalizations.

Administration

The Plan is administered by the Compensation Committee. The Compensation Committee has full power to administer the Plan and the decisions of the Compensation Committee are final and binding upon all the participants.

The Board may delegate the Compensation Committee’s administrative authority to another committee, or the Compensation Committee may delegate some of its authority to the Chief Executive Officer of the Company.  Any such delegation may be made only to the extent the law allows. In no event may such delegation be made with respect to awards granted to individuals who are subject to Section 16 of the Exchange Act unless the delegation is made to a committee composed entirely of non-employee directors.

Eligibility

The selection of the participants in the Plan will generally be determined by the Compensation Committee. Employees and those about to become employees, including those who are officers or directors of the Company or its subsidiaries and affiliates, are eligible to be selected to receive awards under the Plan. In addition, non-employee service providers, including non-employee directors, and employees of unaffiliated entities that provide bona fide services to the Company as an independent contractor are eligible to be selected to receive awards under the Plan. Non-employee directors of the Board are eligible for and shall receive automatic grants of options (as described in more detail below) without approval by the Compensation Committee.

As of April 29, 2011, Messrs. Cox and Marshall, both of whom are non-employee directors, are the only people scheduled to receive grants of options under the Plan.  Each will receive a grant of options to acquire 10,000 Common shares annually, vesting in full on the first anniversary of the grant (unless a recipient resigns prior to the one year anniversary, in which case the grant vests pro rata on a monthly basis) or earlier in the event of death, disability, retirement or a change of control of the Company; an exercise price equal to the last reported sale price on the date of grant; and expiring on the earlier of earlier of (a) the tenth anniversary of the date of grant; or (b) the date that is ninety days after the termination of such non-employee director’s service for any reason.

Types of Awards

The Plan allows for the grant of stock options, stock appreciation rights, restricted stock awards and restricted stock units in any combination, separately or in tandem. Subject to the terms of the Plan, the Compensation Committee will determine the terms and conditions of awards (other than the automatic option grants to non-employee directors), including the times when awards vest or become payable and the effect of certain events such as termination of employment.

Stock Options. The Compensation Committee may grant either incentive stock options qualified with respect to Internal Revenue Code Section 422 or options not qualified under any section of the Internal Revenue Code (“non-qualified options”). All stock options granted under the Plan must have an exercise price that is at least equal to the fair market value of our underlying common stock on the grant date. As of April 27, 2011, the fair market value of a share of our Common stock, determined by the closing price per share on that date as quoted OTB, was $0.45.  No stock option granted under the Plan may have a term longer than ten years, except that under the Plan the term may be extended for six months beyond the date of death in the event that an option recipient dies prior to the option’s termination date. The exercise price of stock options may be paid in cash, or, if the Compensation Committee permits, by tendering shares of common stock, or by any other means the Compensation Committee approves.  Our stock options may contain a replenishment provision under which we issue a new option to an option holder (called a “replenishment option”), in order to maintain his or her equity stake in the company, if the option holder surrenders previously-owned shares to us in payment of the exercise price of an outstanding stock option. The automatic replenishment option grant generally covers only the number of shares surrendered, and expires at the same time as the option that was exercised would have expired.

Under the Plan, each non-employee director will receive an automatic initial grant of an option for 10,000 shares on the date he or she first joins the Board (or a pro-rated number if he or she joins the Board at a time other than at the annual stockholders’ meeting), and an annual grant of an option for an additional 10,000 shares in each subsequent year on the date of the regular annual stockholders’ meeting. In addition, the Compensation Committee may grant options for an additional number of shares to non-employee directors. The automatic options granted to non-employee directors are exercisable in full on the first anniversary of the date of grant, or earlier in the event of death, disability, retirement or a change of control of the Company. If the director resigns for other than death, disability, or retirement prior to the first anniversary of the grant date, a pro rata portion of the option will become vested on the date of such resignation. Automatic non-employee director option grants expire on the tenth anniversary of the grant date or if earlier, on the 90th day after the director terminates service for any reason.

Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights (“SARs”) which provide the recipient the right to receive a payment (in cash, shares or a combination of both) equal to the difference between the fair market value of a specific number of shares on the grant date and the fair market value of such shares on the date of exercise. Stock appreciation rights must expire no later than ten years after their grant date, except that under the Plan the term may be extended for six months beyond the date of death in the event that a recipient dies prior to the termination date of the SARs.

Restricted Stock and Restricted Stock Unit Awards. The Compensation Committee may grant shares of restricted common stock with or without payment of consideration by the recipient, or may grant restricted stock units. The Compensation Committee will determine whether restricted stock units will be paid in cash, our common stock or a combination thereof. All or part of any restricted stock or restricted stock unit award may be subject to conditions and restrictions, which the Compensation Committee will specify. There will be a restriction period of at least three years’ duration on stock and unit awards, unless the vesting of such awards is contingent on the attainment of performance goals, in which case the restriction period must be at least one year. The Compensation Committee may specify that the restriction period will lapse in the event of the recipient’s termination of employment as a result of death, disability or retirement. In addition, the Compensation Committee may provide for a shorter restriction period if it determines in its sole discretion that an award of restricted stock or restricted stock units is made in lieu of cash compensation (including without limitation cash bonus compensation).

Change of Control

The Compensation Committee may determine, in its discretion, whether an award issued under the Plan will become vested or payable, either in whole or in part, upon a change of control of the Company (as defined in the Plan). In addition, each holder of an option or stock appreciation right, and each holder of shares received under a restricted stock award, restricted stock unit award, performance award or dividend equivalent award, if any, that vested or became payable as a result of the change of control, may have the right for a period of thirty days following the change of control to surrender the award or shares for a cash payment equal to:

•
in the case of an option or stock appreciation right, the difference between the higher of the fair market value of a share of our common stock on the date of surrender or the date of the change of control, and the grant or exercise price of the award; and

•	in the case of shares, the higher of the fair market value of a share of our common stock on the date of surrender or the date of the change of control.

The Compensation Committee may also cancel any options or stock appreciation rights that are not exercised or surrendered during the thirty day period described above.

 Transferability of Awards

Awards granted under the Plan are not transferable, other than by will or pursuant to state intestate laws, unless the Committee otherwise approves a transfer.

Foreign Participation

The Compensation Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom regarding awards granted to participants employed in foreign countries. In addition, the Compensation Committee may approve such supplements to, or amendments, restatements or alternative versions of, the Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Compensation Committee approves for purposes of using the Plan in a foreign country will not affect the terms of the Plan for use in any other country.

Awards

Except for annual grants to non-employee directors discussed above, all awards which may be granted under the Plan are discretionary. The Compensation Committee has not considered specific awards to be made under the Plan; therefore, the number of shares that will be covered by any awards or the individuals to whom awards will be made, the exercise price, and the fair value thereof cannot be determined at this time.

Amendments

The Board or Compensation Committee may alter, amend, suspend or discontinue the Plan at any time, but no such action may be taken without stockholder approval if such approval is required by law or listing requirements, or if such action increases the number of shares that may be issued under the Plan or the annual award limits, or eliminates the prohibition on stock option re-pricing. The Compensation Committee may alter or amend awards under the Plan, but no such action may be taken without the consent of the participant if it would materially adversely affect an outstanding award, and no such action may be taken without prior stockholder approval if it would result in re-pricing a stock option to a lower exercise price other than to reflect a capital adjustment of our stock, such as a stock split. The Company has never re-priced options in the past.

Term of Plan

The Plan will remain in effect until December 20, 2016, unless it is terminated earlier by the Board or the Compensation Committee.

Plan Benefits

Because the value of benefits under the Plan will depend on the Compensation Committee’s actions and because the value of option and other stock awards will depend on the fair market value of Common stock at various future dates, it is not possible to determine all benefits that will be received by employees, officers, and directors.

Federal Income Tax Consequences

The following summary is intended only as a general guide to the United States federal income tax consequences under current law of incentive stock options and non-qualified stock options, which are authorized for grant under the Plan. It does not attempt to describe all possible federal or other tax consequences of participation in the Plan or tax consequences based on particular circumstances. The tax consequences may vary if options are granted outside the United States.

Stock Options. An option holder recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option (“ISO”) qualifying under Internal Revenue Code Section 422 or a non-qualified stock option (“NSO”).  The optionee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and we will receive no deduction when an ISO is exercised. Upon exercising an NSO, the optionee generally must recognize ordinary income equal to the “spread” between the exercise price and the fair market value of our common stock on the date of exercise; we generally will be entitled to a deduction for the same amount. In the case of an employee, the option spread at the time an NSO is exercised is subject to income tax withholding, but the optionee generally may elect to satisfy the withholding tax obligation by having shares of common stock withheld from those purchased under the NSO. The tax treatment of a disposition of option shares acquired under the Plan depends on how long the shares have been held and whether such shares were acquired by exercising an ISO or by exercising an NSO. We will not be entitled to a deduction in connection with a disposition of option shares, except in the case of a disposition of shares acquired under an ISO before the applicable ISO holding periods have been satisfied.

 Restricted Common Stock. Unless a participant who receives an award of restricted Common stock makes an election under section 83(b) of the Code as described below, the participant generally is not required to recognize ordinary income on the award of restricted Common stock. Instead, on the date the shares vest (i.e., become transferable and no longer subject to forfeiture), the participant will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on such date over the amount, if any, paid for such shares. If a section 83(b) election has not been made, any dividends received with respect to restricted Common stock that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient. If a participant makes a section 83(b) election within thirty days of the date of transfer of the restricted Common stock, the participant will recognize ordinary income on the date the shares are awarded. The amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In such case, the participant will not be required to recognize additional ordinary income when the shares vest. However, if the shares are later forfeited, a loss can only be recognized up to the amount the participant paid, if any, for the shares.

Other Considerations. The Internal Revenue Code allows publicly-held corporations to deduct compensation in excess of $1.0 million paid to the corporation’s chief executive officer and its four other most highly compensated executive officers in office at the end of the tax year if the compensation is payable solely based on the attainment of one or more performance goals and certain statutory requirements are satisfied. We intend for compensation arising from grants of awards under the Plan which are based on performance goals, including stock options and stock appreciation rights granted at fair market value, to be deductible by us as performance-based compensation not subject to the $1.0 million limitation on deductibility.

STOCKHOLDER PROPOSALS

From time to time stockholders present proposals that may be proper subjects for inclusion in a proxy statement and for consideration at an annual meeting of stockholders. Under the rules of the SEC, to be included in the proxy statement for our 2012 annual meeting of stockholders (if any), proposals must be received by us no later than March 1, 2012.

ANNUAL REPORT ON FORM 10-K

We filed with the SEC our Annual Report for the year ended December 31, 2010 on Form 10-K (the “10-K”) on April 15, 2011. A copy of the 10-K has been made available on the Internet or mailed to all stockholders along with this Information Statement. Stockholders may obtain additional copies of the 10-K and the exhibits thereto, without charge, by writing to our Corporate Secretary, at our principal executive offices at 16333 Phoebe Avenue, La Mirada, California 90638, or by making a request to us on our website www.biolargo.com.

OTHER MATTERS

Management does not know of any matters to be considered by the Consenting Stockholders other than those set forth herein and in the notice accompanying this Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors,
Dennis P. Calvert
Chairman

La Mirada, California
May 2, 2011

EXHIBIT A

AMENDMENT NO. 1
TO THE
BIOLARGO, INC.
2007 EQUITY INCENTIVE PLAN

This Amendment No. 1 (this “Amendment”) to the BioLargo, Inc. 2007 Equity Incentive Plan (the “Plan”), is adopted by BioLargo, Inc., a Delaware corporation (the “Company”), effective on the date that is twenty calendar days from and after the date on which the Information Statement relating to the written consent of stockholders of the Company in lieu of the 2011 annual meeting is first mailed or made available.  Capitalized terms used in this Amendment and not otherwise defined shall have the same meanings assigned to them in the Plan.

W I T N E S S E T H:

WHEREAS, pursuant to Section 3(a) of the Plan, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”), acting as Administrator, may, with the approval of the Board, amend the Plan, provided, however, that (a) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required and (b) stockholder approval is required for any amendment to the Plan that increases the number of shares available under the Plan, with certain exceptions; and

WHEREAS, the Committee and the Board believe it to be in the best interests of the Company and its stockholders to amend the Plan to increase the maximum aggregate number of shares of Common stock which may be issued or transferred pursuant to Awards.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.  Section 6(a) of the Plan shall be amended and restated in its entirety to read as follows:

“Plan Reserve. Subject to adjustment as provided in Section 16, an aggregate of 12,000,000 Shares are reserved for issuance under this Plan. The number of Shares reserved for issuance under this Plan shall be reduced only by the number of Shares delivered in payment or settlement of Awards. Notwithstanding the foregoing, the Company may issue only 12,000,000 Shares upon the exercise of Incentive Stock Options.”

2.  Except as otherwise expressly set forth in this Amendment, the Plan and each award agreement entered into pursuant thereto, shall remain in full force and effect in accordance with its terms.

3.  This Amendment shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws relating to conflicts or choice of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.

*                      *                      *

Exhibit B

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

I have read the statements made by BioLargo, Inc. set forth in Item 4.01 as part of the Company's Form 8-K report dated March 23, 2011. I agree with the statements concerning my firm in such Form 8-K.

/s/ Jeffrey S. Gilbert
Jeffrey S. Gilbert, C.P.A. March 23, 2011